Exhibit 99.1

Contact: Joanne Freiberger
Vice President and Treasurer
813-739-1808
investorrelations@masonite.com

MASONITE INTERNATIONAL CORPORATION REPORTS 2015 THIRD QUARTER
AND YEAR TO DATE RESULTS AND INCREASES GUIDANCE

(Tampa, FL, November 4, 2015) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three and nine months ended September 27, 2015.

Executive Summary

•
Net sales were essentially flat at $475.7 million for the third quarter of 2015 compared with the third quarter of 2014. Excluding the $26.0 million negative impact of foreign exchange, net sales would have increased by 5.4% to $501.7 million.

•
Net loss attributable to Masonite was $16.3 million, or $0.54 per diluted share, which includes non-cash charges of $35.9 million related to the disposition of the Company's door business in France in the third quarter of 2015.

•	Adjusted EBITDA[1] increased $14.9 million, or 41.9%, to $50.5 million in the third quarter of 2015 versus the comparable 2014 period.

•	Adjusted EBITDA margin increased 310 basis points to 10.6% in the third quarter of 2015 versus 7.5% in the comparable 2014 period.

•	Increased estimated 2015 Adjusted EBITDA range to $193 million to $196 million.

“We achieved our sixth consecutive quarter of double digit adjusted EBITDA growth in the third quarter with adjusted EBITDA growth of 42% compared to the same period last year.  Gross profit margin expanded 450 basis points in the quarter, which we believe reflects our continued focus on improving the customer experience and achieving fair value for our products and services,” said Fred Lynch, President and CEO. “Over the last four months we also took significant steps to optimize our portfolio with the divestiture of the door business in France, and the acquisitions of PDS, National Hickman and, most recently, USA Wood Door.  We believe the combination of these actions will improve our overall customer value proposition and will increase long term shareholder value.”

1 See "Non-GAAP Financial Measure and Related Information" for definition and reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite.

Third Quarter 2015
Net sales were essentially flat at $475.7 million in the three months ended September 27, 2015, from $476.1 million in the comparable period of 2014. Excluding the $26.0 million unfavorable impact of foreign exchange, net sales would have increased by 5.4% to $501.7 million. The foreign exchange-adjusted increase was primarily due to a $31.5 million improvement in average unit price and a $0.8 million increase in net sales of other products, partially offset by $6.7 million of lower unit volumes.

Total company gross profit increased to $87.5 million in the three months ended September 27, 2015, from $66.2 million in the three months ended September 28, 2014. Gross profit margin increased 450 basis points to 18.4% of net sales in the third quarter of 2015, from 13.9% of net sales in the third quarter of 2014, primarily due to increases in average unit price.

Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 120 basis points in the third quarter of 2015 to 12.5%, from 11.3% in the third quarter of 2014. In the third quarter of 2015, SG&A increased $5.7 million to $59.6 million from $53.9 million in the comparable 2014 period. The increase in SG&A was primarily driven by an increase in personnel costs partially offset by the incremental comparative benefit from the 2015 disposition of the Company's door business in France, the 2014 exit from Israel and a beneficial foreign exchange impact.

Net loss attributable to Masonite increased $6.3 million to $16.3 million, or $0.54 per diluted share in the third quarter of 2015 which includes non-cash charges of $35.9 million related to the disposition of the Company's door business in France versus the comparable 2014 period.

Adjusted EBITDA increased 41.9% to $50.5 million for the three months ended September 27, 2015, from $35.6 million in the comparable period of 2014.

Year to date 2015
Net sales for the nine months ended September 27, 2015 were essentially flat at $1.4 billion versus the comparable period of 2014. Excluding the $72.5 million unfavorable impact of foreign exchange, net sales would have increased 5.1%. The foreign exchange-adjusted increase was primarily due to an $80.0 million improvement in average unit price, partially offset by $7.9 million of lower unit volumes and a $1.9 million decrease in net sales of other products.

Total company gross profit increased to $255.9 million in the nine months ended September 27, 2015, from $197.8 million in the nine months ended September 28, 2014. Gross profit margin increased 430 basis points to 18.5% of net sales in the first nine months of 2015, from 14.2% of net sales in the first nine months of 2014, primarily due to increases in average unit price.

Selling, general and administrative expenses (SG&A) as a percentage of net sales increased 40 basis points in the nine months ended September 27, 2015, to 12.7%, from 12.3% in the nine months ended September 28, 2014. In the first nine months of 2015, SG&A increased to $176.6 million compared to $170.1 million in the same 2014 period. The increase in SG&A was primarily driven by increases in personnel costs partially offset by the incremental comparative benefit from the 2015 disposition of the Company's door business in France, the 2014 exit from Israel and a beneficial foreign exchange impact.

Net loss attributable to Masonite increased $12.9 million to $33.9 million, or $1.12 per diluted share in the first nine months of 2015 which includes non-cash charges of $35.9 million related to the disposition of the

Company's door business in France and the $28.0 million loss on extinguishment of debt versus the comparable 2014 period.

Adjusted EBITDA increased $48.0 million to $147.4 million for the nine months ended September 27, 2015, from $99.4 million in the comparable period of 2014.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on November 5, 2015. The live audio webcast will begin at 10:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website under Investors > Events & Presentations. The webcast can be directly accessed at: Q3'15 Earnings Webcast.

Telephone access to the live call will be available at 877-407-3980 (in the U.S.) or by dialing 201-689-8475 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through November 19, 2015. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13622046.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 80 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of improvements in the housing market and related markets and the effects of our pricing and other strategies. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” might, “could,” “will,” would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, general economic, market and business conditions; levels of residential new construction, residential repair, renovation and remodeling and non-residential building construction activity; competition; our ability to successfully implement our business strategy; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements and to meet our debt service obligations, including our obligations under our senior notes and our senior secured asset-backed credit facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs, and availability of labor; increases in the costs of raw materials or any shortage in supplies; our ability to keep pace with technological developments; the actions by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; new contractual commitments; our ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and senior secured asset-based credit facility; and other factors publicly disclosed by the company from time to time.

Non-GAAP Financial Measure and Related Information
Adjusted EBITDA is a measure used by management to measure operating performance. Beginning in the first quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss on extinguishment of debt, which would be a component of other expense (income), net, but is separately stated due to its magnitude. Furthermore, in the third quarter of 2015, we revised our calculation of Adjusted EBITDA to separately exclude loss (gain) on disposal of subsidiaries. The revisions to this definition had no impact on our reported Adjusted EBITDA for the three or nine months ended September 28, 2014. As revised, Adjusted EBITDA is defined as net income (loss) attributable to Masonite plus depreciation, amortization, restructuring costs, loss (gain) on sale of property, plant and equipment, asset impairment, loss (gain) on disposal of subsidiaries, registration and listing fees, interest expense, net, loss on extinguishment of debt, other expense (income), net, income tax expense (benefit), loss (income) from discontinued operations, net of tax, net income attributable to non-controlling interest and share based compensation expense. Adjusted EBITDA is not a measure of financial condition or profitability under GAAP, and should not be considered as an alternative to (i) net income (loss) or net income (loss) attributable to Masonite determined in accordance with GAAP or (ii) operating cash flow determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of Adjusted EBITDA in this press release is appropriate to provide additional information to investors about our operating performance. Not all companies use identical calculations, and as a result, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Moreover, Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility or our senior notes. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. The table below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Third quarter 2014 net sales	$370.1	$93.9	$12.1	$476.1
Volume*	(6.2)	(3.8)	3.3	(6.7)	(1.4)%
Average unit price	26.5	4.5	0.5	31.5	6.6%
Other	0.7	0.1	—	0.8	0.2%
Foreign exchange	(16.5)	(6.9)	(2.6)	(26.0)	(5.5)%
Third quarter 2015 net sales	$374.6	$87.8	$13.3	$475.7	(0.1)%
Year over year growth, net sales	1.2%	(6.5)%	9.9%

Third quarter 2014 Adjusted EBITDA	$36.3	$1.9	$(2.6)	$35.6
Third quarter 2015 Adjusted EBITDA	$42.0	$8.4	$—	$50.5	41.9%
Year over year growth, Adjusted EBITDA	15.7%	342.1%	(100.0)%

	North America	Europe, Asia and Latin America	Africa	Total	% Change
Year to date 2014 net sales	$1,057.2	$292.1	$39.5	$1,388.8
Volume*	0.6	(11.0)	2.5	(7.9)	(0.6)%
Average unit price	64.5	14.9	0.6	80.0	5.8%
Other	1.0	(2.9)	—	(1.9)	(0.1)%
Foreign exchange	(36.5)	(30.6)	(5.4)	(72.5)	(5.2)%
Year to date 2015 net sales	$1,086.8	$262.5	$37.2	$1,386.5	(0.2)%
Year over year growth, net sales	2.8%	(10.1)%	(5.8)%

Year to date 2014 Adjusted EBITDA	$92.0	$10.0	$(2.6)	$99.4
Year to date 2015 Adjusted EBITDA	$119.8	$28.6	$(1.0)	$147.4	48.3%
Year over year growth, Adjusted EBITDA	30.2%	186.0%	(61.5)%

(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Net sales	$475,650	$476,124	$1,386,543	$1,388,760
Cost of goods sold	388,141	409,894	1,130,691	1,190,937
Gross profit	87,509	66,230	255,852	197,823
Gross profit as a % of net sales	18.4%	13.9%	18.5%	14.2%

Selling, general and administration expenses	59,590	53,855	176,569	170,149
Selling, general and administration expenses as a % of net sales	12.5%	11.3%	12.7%	12.3%

Restructuring costs	1,139	9,913	4,483	11,194
Asset impairment	9,439	—	9,439	—
Loss (gain) on disposal of subsidiaries	29,721	—	29,721	—
Operating income (loss)	(12,380)	2,462	35,640	16,480
Interest expense (income), net	7,179	10,447	25,719	31,034
Loss on extinguishment of debt	—	—	28,046	—
Other expense (income), net	(1,720)	(404)	(3,539)	1,083
Income (loss) from continuing operations before income tax expense (benefit)	(17,839)	(7,581)	(14,586)	(15,637)
Income tax expense (benefit)	(2,510)	2,004	15,767	3,402
Income (loss) from continuing operations	(15,329)	(9,585)	(30,353)	(19,039)
Income (loss) from discontinued operations, net of tax	(192)	(124)	(661)	(436)
Net income (loss)	(15,521)	(9,709)	(31,014)	(19,475)
Less: net income (loss) attributable to non-controlling interest	762	258	2,879	1,498
Net income (loss) attributable to Masonite	$(16,283)	$(9,967)	$(33,893)	$(20,973)

Earnings (loss) per common share attributable to Masonite:
Basic	$(0.54)	$(0.34)	$(1.12)	$(0.70)
Diluted	$(0.54)	$(0.34)	$(1.12)	$(0.70)

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$(0.53)	$(0.34)	$(1.10)	$(0.69)
Diluted	$(0.53)	$(0.34)	$(1.10)	$(0.69)

Shares used in computing basic earnings per share	30,351,707	29,731,769	30,218,023	29,477,880
Shares used in computing diluted earnings per share	30,351,707	29,731,769	30,218,023	29,477,880

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	September 27, 2015	December 28, 2014
Current assets:
Cash and cash equivalents	$69,047	$192,037
Restricted cash	12,768	13,187
Accounts receivable, net	265,844	241,721
Inventories, net	239,583	222,732
Prepaid expenses	21,162	21,103
Income taxes receivable	1,938	1,796
Current deferred income taxes	18,573	20,767
Total current assets	628,915	713,343
Property, plant and equipment, net	548,803	576,234
Investment in equity investees	8,383	8,827
Goodwill	118,065	99,199
Intangible assets, net	235,273	203,372
Long-term deferred income taxes	15,621	20,697
Other assets, net	16,839	16,744
Total assets	$1,571,899	$1,638,416

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$129,002	$98,199
Accrued expenses	141,177	137,681
Income taxes payable	2,720	1,361
Total current liabilities	272,899	237,241
Long-term debt	468,576	503,785
Long-term deferred income taxes	120,990	107,777
Other liabilities	47,814	54,114
Total liabilities	910,279	902,917
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 30,380,300 and 30,015,321 shares issued and outstanding as of September 27, 2015, and December 28, 2014, respectively.	662,774	657,292
Additional paid-in capital	227,055	225,918
Accumulated deficit	(131,410)	(97,517)
Accumulated other comprehensive income (loss)	(122,205)	(76,259)
Total equity attributable to Masonite	636,214	709,434
Equity attributable to non-controlling interests	25,406	26,065
Total equity	661,620	735,499
Total liabilities and equity	$1,571,899	$1,638,416

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
TO GAAP FINANCIAL MEASURE
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended September 27, 2015
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$42,048	$8,431	$33	$50,512
Less (plus):
Depreciation	10,227	3,649	678	14,554
Amortization	3,963	2,290	5	6,258
Share based compensation expense	1,490	—	—	1,490
Loss (gain) on disposal of property, plant and equipment	289	13	(11)	291
Restructuring costs	492	219	428	1,139
Asset impairment	—	9,439	—	9,439
Loss (gain) on disposal of subsidiaries	—	29,721	—	29,721
Interest expense (income), net	12,788	(5,637)	28	7,179
Other expense (income), net	(254)	(1,466)	—	(1,720)
Income tax expense (benefit)	95	(2,241)	(364)	(2,510)
Loss (income) from discontinued operations, net of tax	192	—	—	192
Net income (loss) attributable to non-controlling interest	762	—	—	762
Net income (loss) attributable to Masonite	$12,004	$(27,556)	$(731)	$(16,283)

	Three Months Ended September 28, 2014
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$36,329	$1,902	$(2,634)	$35,597
Less (plus):
Depreciation	9,344	5,328	1,170	15,842
Amortization	3,782	1,107	—	4,889
Share based compensation expense	2,255	—	—	2,255
Loss (gain) on disposal of property, plant and equipment	1,165	(929)	—	236
Restructuring costs	80	9,832	1	9,913
Interest expense (income), net	17,377	(6,967)	37	10,447
Other expense (income), net	(287)	(117)	—	(404)
Income tax expense (benefit)	3,422	(12)	(1,406)	2,004
Loss (income) from discontinued operations, net of tax	124	—	—	124
Net income (loss) attributable to non-controlling interest	258	—	—	258
Net income (loss) attributable to Masonite	$(1,191)	$(6,340)	$(2,436)	$(9,967)

	Nine Months Ended September 27, 2015
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$119,832	$28,561	$(1,036)	$147,357
Less (plus):
Depreciation	32,042	10,068	2,160	44,270
Amortization	12,121	4,118	5	16,244
Share based compensation expense	6,975	—	—	6,975
Loss (gain) on disposal of property, plant and equipment	844	32	(291)	585
Restructuring costs	1,641	2,414	428	4,483
Asset impairment	—	9,439	—	9,439
Loss (gain) on disposal of subsidiaries	—	29,721	—	29,721
Interest expense (income), net	45,017	(19,426)	128	25,719
Loss on extinguishment of debt	28,046	—	—	28,046
Other expense (income), net	(899)	(2,640)	—	(3,539)
Income tax expense (benefit)	16,437	391	(1,061)	15,767
Loss (income) from discontinued operations, net of tax	509	152	—	661
Net income (loss) attributable to non-controlling interest	2,879	—	—	2,879
Net income (loss) attributable to Masonite	$(25,780)	$(5,708)	$(2,405)	$(33,893)

	Nine Months Ended September 28, 2014
(In thousands)	North America	Europe, Asia and Latin America	Africa	Total
Adjusted EBITDA	$92,017	$9,964	$(2,616)	$99,365
Less (plus):
Depreciation	28,825	14,033	2,966	45,824
Amortization	12,947	3,226	—	16,173
Share based compensation expense	7,335	—	—	7,335
Loss (gain) on disposal of property, plant and equipment	2,689	(330)	—	2,359
Restructuring costs	482	10,705	7	11,194
Interest expense (income), net	52,275	(21,358)	117	31,034
Other expense (income), net	(445)	1,528	—	1,083
Income tax expense (benefit)	4,862	199	(1,659)	3,402
Loss (income) from discontinued operations, net of tax	436	—	—	436
Net income (loss) attributable to non-controlling interest	1,498	—	—	1,498
Net income (loss) attributable to Masonite	$(18,887)	$1,961	$(4,047)	$(20,973)